EXHIBIT 5.1

direct dial: 248.723.0347	Timothy E. Kraepel	email: TKraepel@howardandhoward.com
September 21, 2007
Birmingham Bloomfield Bancshares, Inc.
33583 Woodward Avenue
Birmingham, Michigan 48009
Re:       Birmingham Bloomfield Bancshares, Inc. — Registration of 225,000
  Shares of Common Stock on Form S-8
Ladies and Gentlemen:
     We have acted as counsel to Birmingham Bloomfield Bancshares, Inc., a Michigan corporation (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-8 (the “Registration Statement”) covering 225,000 shares of Common Stock (the “Common Stock”), to be issued pursuant to the Birmingham Bloomfield Bancshares, Inc. 2006 Stock Incentive Plan (the “Plan”), which Plan was adopted by resolution of the Board of Directors of the Company on January 25, 2007 and approved by shareholders on April 23, 2007.
     In this connection, we have made such investigation and have examined such documents as we have deemed necessary in order to enable us to render the opinion contained herein.
     Based upon the foregoing, it is our opinion that those shares of Common Stock covered by the Registration Statement that are originally issued in accordance with the terms of the Plan and as contemplated in the Registration Statement and the Prospectus relating thereto, will, when so issued, be legally issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, HOWARD & HOWARD ATTORNEYS, P.C.
/s/Timothy E. Kraepel

Timothy E. Kraepel